CERTIFICATE OF CORRECTION

                                       OF

                         CERTIFICATE OF AMENDMENT OF THE

                            ARTICLES OF INCORPORATION

                                       OF

                          QUIKBIZ INTERNET GROUP, INC.


                       ----------------------------------

                       Pursuant to Section 78.0295 of the
                         Nevada General Corporation Law
                       ----------------------------------




        I, the undersigned, being the Chief Executive Officer of Quikbiz Internet Group, Inc. ("Corporation"), a corporation organized and existing under the General Corporation Law of the State of Nevada, hereby certify:

         1.       The name of the Corporation is Quikbiz Internet Group, Inc.

         2. The date the Certificate of Amendment of the Articles of Incorporation to be corrected was filed with the Office of the Secretary of State of the State of Nevada was August 13, 1997.

         3. This Certificate of Correction is being filed to correct an error that caused the omission of the Corporation's authorized preferred stock from Article Fourth of the Articles of Incorporation.

         4. The provision of the Certificate of Amendment of the Articles of Incorporation that added a new Article FOURTH is corrected to read as follows:

         "That the voting common stock authorized that may be issued is TWENTY-FIVE MILLION (25,000,000) shares of stock with a nominal or par value of $.002 cents per share, and FIVE THOUSAND (5,000) shares of preferred stock with a nominal or par value of $.0006 per share. The Board of Directors is expressly granted authority to issue shares of the preferred stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences, limitations or restrictions and other rights thereof as shall be stated and expressed in the resolution adopted by the Board of Directors providing for the issue of such shares.



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         IN WITNESS WHEREOF, the undersigned has executed this Certificate this th day of November 1999, and affirms the statements contained herein are true under penalty of perjury.

                                           QUIKBIZ INTERNET GROUP, INC.

                                            /s/ David Barwarsky
                                            By:________________________
                                                David Bawarsky
                                                Chief Executive Officer


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